HUSCH BLACKWELL

Exhibit 5.1

September 14, 2012

H&R Block, Inc.
One H&R Block Way
Kansas City, MO 64105
Ladies and Gentlemen:

We have acted as counsel to H&R Block, Inc., a Missouri corporation (the “Company”), in connection with the registration on Form S-8 under the Securities Act of 1933, as amended (the “Act”), of an additional 14,600,000 shares of Common Stock of the Company, without par value (the “Common Stock”), of which 600,000 shares are issuable under the 2008 Deferred Stock Unit Plan For Outside Directors and 14,000,000 shares are issuable under the 2003 Long-Term Executive Compensation Plan (together, the “Plans”).

In connection with the foregoing, we have confirmed that the Company is in good standing in the State of Missouri, and we have examined the Company’s Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, and the Plans, and such other corporate records as we deem necessary. We have assumed the genuineness of all signatures and authenticity of all items submitted to us as originals and the conformity with the originals of all items submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that when such shares of Common Stock have been issued and sold by the Company in accordance with the terms of the Plans, such shares are duly and validly authorized and will constitute legally issued, fully paid and non-assessable shares of the Company.

We are members of the Bar of the State of Missouri and do not express any opinion with respect to the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Missouri. We express no opinion as to either the applicability or effect of the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the registration statement pursuant to which such shares will be sold and to the reference to us in such registration statement.  Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Act.

Very truly yours,
/s/Husch Blackwell LLP